Exhibit 4.10

                                                                    Attachment 4


                                    EXHIBIT H


                                      TERMS
                                       OF
                          SERIES S SPECIAL COMMON UNITS
                                       OF
                      CBL & ASSOCIATES LIMITED PARTNERSHIP
                          (the "Operating Partnership")

                         Pursuant to Article 4.4 of the
              Second Amended and Restated Partnership Agreement of
                            the Operating Partnership


     WHEREAS, Article 4.4 of the Second Amended and Restated Partnership Agreement of the Operating Partnership (as amended through July 28, 2004, and as the same may hereafter be amended as permitted therein and herein, the "Partnership Agreement") grants CBL Holdings I, Inc., the general partner of the Operating Partnership (the "General Partner"), authority to cause the Operating Partnership to issue interests in the Operating Partnership to persons other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion. (For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Partnership Agreement.)

     NOW THEREFORE, the General Partner hereby designates a series of priority units and fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such priority units, as follows:

     1. Designation and Amount. The units of such series shall be designated "Series S Special Common Units" (the "S-SCUs") and the number of units constituting such series shall initially be 960,307. The Operating Partnership may not issue any additional S-SCUs unless [(i) the issuance is required to deliver additional consideration as required by the terms of the Contribution and Exchange Agreement, dated as of May 21, 2004, among Donald Soffer, Rita Soffer Leeds, Eugene Kessler, Pittsburgh Mall Limited Partnership and
Monroeville   Mall  Partners,   L.P.,  as  the  same  may  be  further  amended,
supplemented or modified (the "Contribution Agreement") or (ii) ] it has obtained the prior written consent of the holders of record of a majority of the outstanding S-SCUs ("Majority Holders"). The rights and obligations of the S-SCUs shall be as set forth herein (to the extent not inconsistent with the Partnership Agreement) and in the Partnership Agreement. Nothing in the foregoing shall be deemed to limit the right and power of the General Partner to cause the Operating Partnership to issue securities otherwise designated to the fullest extent permitted under the terms of the Partnership Agreement and this Exhibit H.

     2. Distribution Rights. (a) Holders of S-SCUs shall be entitled to receive, when, as and if declared by the General Partner distributions with respect to the S-SCUs in the manner and to the fullest extent set forth in the Partnership Agreement.

     (b) Distributions with respect to the S-SCUs shall be payable on the dates designated by the General Partner for the payment of distributions to the holders of SCUs and Common Units. Any distribution payable on the S-SCUs for the quarter in which the S-SCUs are first issued will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record of the S-SCUs as they appear in the records of the Operating Partnership at the close of business on the applicable record date, which shall be the record date designated by the General Partner for the payment of distributions for such quarter to the holders of SCUs and Common Units.

     (c) At such time, if any, as there is any distribution shortfall with respect to the S-SCUs as described in Section 6.2(b)(i) of the Partnership Agreement, none of the Operating Partnership, the General Partner or the REIT will redeem, purchase or otherwise acquire for any consideration (or any moneys be paid to or made available for any sinking fund for the redemption of any such units) any Common Units or any other units of interest in the Partnership that by their terms rank junior as to distributions to the rights of the S-SCUs (except by conversion into or exchange for shares of Common Stock of the REIT or other units of the Operating Partnership ranking junior to the S-SCUs as to distributions).

     (d) Distributions with respect to the S-SCUs are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation 1.707-4, and the provisions of this Exhibit H shall be construed and applied consistent with such Treasury Regulations.

     3. Special Distribution Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, the holders of S-SCUs shall be entitled to be paid out of the assets of the Operating Partnership legally available for distribution to its unit holders an amount equal to any distribution shortfall with respect to the S-SCUs described in Section 6.2(b)(i) of the Partnership Agreement, before any distribution or payment shall be made to holders of Common Units or any other series of Partnership Units ranking junior to the S-SCUs or SCUs as to liquidation rights. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Operating Partnership are insufficient to pay such amount on all outstanding S-SCUs and SCUs, then the holders of the S-SCUs and the SCUs shall share ratably in any such distribution of assets, based on the number of S-SCUs or SCUs held by each such holder. Holders of S-SCUs shall be entitled to written notice of any such liquidation. In addition, upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Operating Partnership, after any such distribution shortfall on account of the S-SCUs shall have been paid in cash, the S-SCUs shall be treated as if they had been exchanged for Common Units pursuant to the terms of Paragraph 7(b) hereof. The consolidation or merger of the Operating Partnership with or into any partnership, limited liability company, corporation, trust or other entity shall not be deemed to constitute a liquidation, dissolution or winding-up of the Operating Partnership.

     4. Optional Redemption. (a) At any time after the Operating Partnership shall have achieved the Distribution Benchmark, the Operating Partnership, at its option upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the S-SCUs, in whole or in part, on the first Business Day following any record date established for the determination of parties entitled to receive any distributions being made to holders of S-SCUs. Such redemption shall be made by (i) paying in cash to the holders of S-SCUs with respect to their S-SCUs being redeemed, any distribution shortfall with respect to the S-SCUs described in Section 6.2(b)(i) of the Partnership Agreement outstanding on the date of redemption (whether or not declared) and (ii) issuing to the holders thereof a number of Common Units equal to the Common Unit Amount. If fewer than all of the outstanding S-SCUs are to be redeemed, the S-SCUs to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional units) or by lot or by any other equitable method determined by the Operating Partnership. Holders of S-SCUs to be redeemed shall surrender the certificates evidencing such S-SCUs, if any, at the place designated in the Operating Partnership's notice and shall be entitled to the distribution payments and Common Units described in the second sentence of this Paragraph 4(a) prior to or concurrently with such surrender. From and after the redemption date distributions shall cease to be payable with respect to such S-SCUs, such S-SCUs shall no longer be deemed outstanding and all rights of the holders of such units will terminate, except the right to receive the distribution payments and Common Units described in the second sentence of this Paragraph 4(a). For purposes hereof, the term "Distribution Benchmark" shall mean when the quarterly distributions paid over a period of twelve (12) consecutive quarters pursuant to Sections 6.2(b)(ii) and (iii) of the Partnership Agreement per S-SCU then outstanding shall have equaled or exceeded 130% of the S-SCU Basic Distribution Amount.

     (b) Notwithstanding the provisions of Paragraph 4(a) above, unless full cumulative distributions on all S-SCUs shall have been or contemporaneously are paid in cash or a sum sufficient for the payment thereof in cash set apart for payment for all past distribution periods and the then current distribution period or portion thereof, no S-SCUs shall be redeemed unless all outstanding units of S-SCUs are simultaneously redeemed.

     (c) Notice of redemption pursuant to Paragraph 4(a) above shall be mailed by the Operating Partnership by registered mail, return receipt requested, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the S-SCUs to be redeemed at their respective addresses as they appear on the records of the Operating Partnership. Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any S-SCUs. Each notice shall state (i) the redemption date; (ii) the total number of S-SCUs to be redeemed and the number of S-SCUs held by such holder to be redeemed; (iii) the Common Unit Amount; (iv) the place or places where S-SCUs are to be surrendered for payment of the distribution shortfall with respect to the S-SCUs described in Section 6.2(b)(i) of the Partnership Agreement outstanding thereon and the issuance of a number of Common Units equal to the Common Unit Amount; and (v) that distributions on the S-SCUs to be redeemed shall cease to be payable on such redemption date.

     (d) All S-SCUs redeemed pursuant to this Paragraph 4 shall be deemed retired and terminated.

     (e) The S-SCUs shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption except as otherwise provided in this
Section 4.

     (f) As used herein, the term "Common Unit Amount" shall mean, with respect to any number of S-SCUs, the number of Common Units equal to such number of S-SCUs multiplied by the Common Unit Conversion Factor; provided, however, that in the event that the Operating Partnership issues to all holders of Common Units rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase additional Common Units, or any other securities or property of the Operating Partnership (collectively, "Common Unit Additional Rights"), other than a right to receive Common Units pursuant to a Distribution of Common Units in Lieu of Cash (as defined below), then the Common Unit Amount shall also include (other than with respect to any Common Units or S-SCUs "beneficially owned" by an "Acquiring Person" (as those terms are defined in the Company's Rights Agreement, dated as of April 30, 1999, as amended through the date hereof and as it may be further amended from time to time, and any successor agreement thereof (collectively, the "Rights Agreement"))), such Common Unit Additional Rights that a holder of that number of Common Units would be entitled to receive. As used herein, the term "Common Unit Conversion Factor" shall mean 1.0, provided, that, in the event that the Operating Partnership (i) makes a distribution to all holders of its Common Units in Common Units (other than a distribution of Common Units pursuant to an offer to all holders of Common Units and S-SCUs permitting each to elect to receive a distribution in Common Units in lieu of a cash distribution (such a distribution of Common Units is referred to herein as a "Distribution of Common Units in Lieu of Cash")), (ii) subdivides or splits its outstanding Common Units (which shall expressly exclude any Distribution of Common Units in Lieu of Cash, but which may include any other distribution of Common Units), or (iii) combines or reverse splits its outstanding Common Units into a smaller number of Common Units (in each case, without making a comparable distribution, subdivision, split, combination or reverse split with respect to the S-SCUs), the Common Unit Conversion Factor in effect immediately preceding such event shall be adjusted by multiplying the Common Unit Conversion Factor by a fraction, the numerator of which shall be the number of Common Units issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split (assuming for such purposes that such distribution, subdivision, split, combination or reverse split occurred as of such time), and the denominator of which shall be the actual number of Common Units (determined without the above assumption) issued and outstanding on the record date for such distribution, subdivision, split, combination or reverse split. Any adjustment to the Common Unit Conversion Factor shall become effective immediately after the record date for such event in the case of a distribution or the effective date in the case of a subdivision, split, combination or reverse split.

     (g) Notwithstanding anything to the contrary in this Section 4, the redemption date may not be a date prior to the eighth anniversary of the initial closing under the Contribution Agreement.

     5. Put Right.

     (a) If an Original Holder of S-SCUs (as hereinafter defined) shall die on or before the fifth anniversary of the issuance of the S-SCUs (a "Put Event"), the Successor Holder of such S-SCUs (as hereinafter defined) shall have the option to deliver to the Operating Partnership, within sixty (60) days from such date of death (the "Put Period"), a written notice (the "Put Notice") that requires the Operating Partnership to redeem for the Put Consideration all or part of the S-SCUs held of record by the Original Holder at the time of the Put Event. The Put Consideration for each such S-SCU shall be an amount, equal to the sum of (x) the product of the Current Per Share Market Price per share of Common Stock and the Common Stock Amount applicable to such S-SCU, each computed as of such date of death, plus (y) the lesser of the Closing Amount or the Redeemable Amount (each as defined below), provided that in the event that the Redeemable Amount is a number less than $0, the amount of this clause (x) shall be $0, minus (z) the amount of $3.91 per S-SCU, which amount will be reduced by 5% upon each date on which payment of a quarterly distribution is made to the holders of the S-SCUs (prorated for the quarter in which the S-SCUs are first issued and computed on the basis of a 360-day year consisting of twelve 30-day months). The Put Consideration shall, at the election of the Operating Partnership, be payable in any combination of cash or shares of Common Stock, which Common Stock shall be valued for this purpose at the Current Per Share
Market Price as of such date of death. The Closing Amount shall be the difference between (i) $78.10, divided by the Conversion Factor, minus (ii) the Current Per Share Market Price per share of Common Stock as of the date of issuance of the S-SCUs, but in no case shall such Current Per Share Market Price per share of Common Stock be an amount less than $56.70. The Redeemable Amount shall be the difference between (i) $78.10, divided by the Conversion Factor, minus (ii) the product of the Current Per Share Market Price per share of Common Stock and the Common Stock Amount applicable to each S-SCU, each computed as of such date of death. In addition to and in conjunction with the payment of the Put Consideration, the holders of the S-SCUs shall be entitled to payment in cash of any distribution shortfall with respect to the S-SCUs described in
Section 6.2(b)(i) of the Partnership Agreement.

Set forth below is an illustration of the calculation of the Put Consideration. The calculation assumes that the Current Per Share Market Price upon the date of first issuance of the S-SCUs was $56.70 and that the Current Per Share Market Price upon the date of death was $70.00. The Put Consideration for each S-SCU shall be calculated as follows:

($70.00 x Common Stock Amount (calculated as of the date of death) plus
                                                                   ----
(the lesser of the Closing Amount or the Redeemable Amount (each as calculated below)) minus
        -----

($3.91 per S-SCU, which amount will be reduced by 5% upon each date on which payment of a quarterly distribution is made to the holders of the S-SCUs (prorated for the quarter in which the S-SCUs are first issued and computed on the basis of a 360-day year consisting of twelve 30-day months)) equals the Put Consideration.

The Closing Amount shall equal: ($78.10/ the Conversion Factor) - $56.70.

The Redeemable Amount shall equal: ($78.10/ the Conversion Factor) - ($70.00 x Common Stock Amount (calculated as of the date of death).

     (b) A Put Notice in the form annexed hereto as Attachment 1 hereto shall be duly completed, executed and mailed by registered mail, return receipt requested, addressed to the Operating Partnership at 200 Hamilton Place Boulevard, CBL Center, Suite 500, Chattanooga, Tennessee 37421-6000 Attention:
Chief Executive Officer. A Put Notice once dispatched may not be withdrawn except with the written consent of the Operating Partnership. From and after the dispatch of a Put Notice with respect to any S-SCUs, all distributions shall cease to be payable with respect to the S-SCUs, the S-SCUs shall no longer be deemed outstanding and all rights of holders with respect to the S-SCUs shall terminate, except the right to receive the Put Consideration and any other payments described in Paragraphs 5(a) or 5(c) at the Put Closing.

     (c) Within thirty (30) days of receipt of a Put Notice pursuant to Paragraph 5(b) above, the Operating Partnership shall, by registered mail, return receipt requested, addressed to the respective holders of record of the S-SCUs at their respective addresses as they appear on the records of the Operating Partnership, deliver a notice (a "Put Response Notice") setting forth the date and time (the "Put Closing Date") on which the S-SCUs are to be surrendered for payment of the Put Consideration and any other payments described in Paragraph 5(a) above (the "Put Closing") and setting forth with reasonable specificity (i) the amount and calculation of such payments to be made, and (ii) the amount of cash or Common Stock to be used to pay the Put Consideration (the "Put Stock"). The Put Closing Date shall be a date not more than thirty (30) days from the date of receipt of the Put Notice if the Operating Partnership shall elect to pay the Put Consideration entirely in shares of Common Stock, and not more than ninety (90) days from the receipt of the Put Notice if the Operating Partnership shall elect to pay the Put
Consideration entirely in cash, provided that if payment of the cash Put Consideration is delayed beyond thirty (30) days from the receipt of the Put Notice, it will bear interest at the prime rate from such date until payment.

     (d) The Put Closing shall take place at the offices of the Operating Partnership or at such other location set forth by the Operating Partnership in the Put Response Notice. At the Put Closing, the record holders of the offered S-SCUs shall surrender the certificates evidencing such S-SCUs, if any, and otherwise execute such documents reasonably requested by the Operating
Partnership  to  consummate  or  evidence  such  surrender,  and  the  Operating
Partnership shall pay the Put Consideration, including without limitation, through the delivery of stock certificates or other appropriate means to evidence any Put Stock, together with any other payments described in Paragraph 5(a) above

     (e) Notwithstanding anything in clause (a) above to the contrary, for purposes of this Section 5, S-SCUs issued by the Operating Partnership to, and held of record by, an entity that is not an Original Holder (a "Record Holder") shall nevertheless be deemed held of record by an Original Holder to the extent that such Original Holder shall, at any time (and from time to time) not less than ninety (90) days prior to such Original Holder's date of death, have given written notice to the Operating Partnership of the S-SCUs held of record by such Record Holder of which the Original Holder is the beneficial owner.

     (f) For purposes of this Section 5,

          (i) the term "Original Holder" shall mean the persons identified in Attachment 2 hereof, as of the date hereof, and the number of S-SCUs beneficially owned by such Original Holder and the Record Holder thereof (for purposes of clause (e) above) are identified next to such Original Holder's name; and

          (ii) the term "Successor Holder" shall mean the eastate of the deceased Original Holder as well as any successor beneficial owner (by will or laws of succession) of the S-SCUs of the deceased Original Holder, provided however, that a Record Holder of S-SCUs that was deemed an Original Holder under clause (e) above with respect to such S-SCUs on behalf of such deceased Original Holder shall likewise be deemed a Successor Holder of such S-SCUs on behalf of such Successor Holder(s) for purposes of this Section 5.

     6. Voting Rights. (a) Holders of the S-SCUs shall have the voting rights set forth herein and in the Partnership Agreement.

     (b) So long as any S-SCUs remain outstanding, the Operating Partnership shall not, without the affirmative vote or consent of the holders of two-thirds of the S-SCUs outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class):

          (i) undertake, consent to, or otherwise participate in or acquiesce to any recapitalization transaction (including, without limitation, an initial public offering, a merger, consolidation, other business combination, exchange, self-tender offer for all or substantially all of the Common Units, or sale or other disposition of all or substantially all of the Operating Partnership's assets) (each of the foregoing being referred to herein as a "Recapitalization Transaction") unless in connection with such a Recapitalization Transaction (x) either each S-SCU outstanding prior to the Recapitalization Transaction will (A) remain outstanding following the consummation of such Recapitalization Transaction without any amendment to the rights and obligations of holders of the S-SCUs that is materially adverse to the holders of S-SCUs (as reasonably determined by the Board of Directors of the Company) or (B) be converted into or exchanged for securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, distribution rights and terms and conditions of redemption thereof materially no less favorable than those of a S-SCU under this Exhibit H and the Partnership Agreement (as reasonably determined by the Board of Directors of the Company), and (y) each holder of S-SCUs shall have the option to convert its S-SCUs into the amount and type of consideration and/or securities receivable by a holder of the number of Common Units into which such holder's S-SCUs could have been exchanged immediately prior to the consummation of the Recapitalization Transaction pursuant to Paragraph 7(b) hereof upon the consummation of the Recapitalization Transaction;

          (ii) amend,  alter or  repeal  the  provisions  of this  Exhibit  H or
               Section 6.2(b) of the Partnership Agreement, the provisions of Sections 9.2(a) or 9.2(d) as they apply to holders of S-SCUs or Common Units issued in respect thereof or the provisions of
               Section 9.2(c), in each case whether by merger, consolidation or otherwise, in a manner materially adverse to the holders of the S-SCUs (as reasonably determined by the Board of Directors of the Company); or

          (iii)otherwise amend, alter or repeal the provisions of the Partnership Agreement in a manner that would adversely affect in any material respect the holders of the S-SCUs disproportionately with respect to the rights of holders of the Common Units (as reasonably determined by the Board of Directors of the Company); it being understood that nothing in this Exhibit H, shall be deemed to limit the right of the Operating Partnership to issue securities to holders of any interests in the Operating Partnership that rank on a parity with or prior to the S-SCUs with respect to distribution rights and rights upon dissolution, liquidation or winding-up of the Operating Partnership or to amend, alter or repeal the terms of any such securities.

     (c) The holders of the S-SCUs shall have the right to vote with the holders of Common Units, as a single class, on any matter on which the holders of Common Units are entitled to vote.

     (d) The foregoing voting provisions of this Paragraph 6 shall not apply and holders of the S-SCUs shall not be entitled to vote on matters on account of S-SCUs that have been (i) redeemed by the Operating Partnership, (ii) exchanged by the holders pursuant to Paragraph 7 hereof, or (iii) the subject of a Put Closing.

     (e) In any matter in which the S-SCUs may vote as a class (as expressly provided herein or as may be required by law), each S-SCU shall be entitled to one vote. In any matter in which the S-SCUs may vote with the Common Units and/or SCUs as a single class, each S-SCU shall be entitled to the number of votes equal to the number of Common Units issuable upon the exchange of one S-SCU pursuant to Paragraph 7(b) hereof.

     7. Exchange.

     (a) At any time following the issuance of the S-SCUs, subject to the remainder of this Paragraph 7, a holder of S-SCUs shall have the right (the "Series S Exchange Right") to exchange all or any portion of such holder's S-SCU's (the "Series S Offered Units") for Exchange Consideration (as defined below), subject to the limitations contained in Paragraphs 7(c) and 7(d) below. Any such Series S Exchange Right shall be exercised pursuant to an exchange notice comparable to the Exchange Notice required under Exhibit D to the Partnership Agreement (such notice, a "Series S Exchange Notice") delivered, at the election of the holder exercising the Series S Exchange Right (the "Series S Exercising Holder"), to the Company or to the Operating Partnership, by the Series S Exercising Holder.

     (b) The exchange consideration (the "Series S Exchange Consideration") payable by the Company or the Operating Partnership, as applicable, to each Series S Exercising Holder shall be equal to the product of (x) the Common Stock Amount with respect to the Series S Offered Units multiplied by (y) the Current Per Share Market Price, each computed as of the date on which the Series S Exchange Notice was delivered to the Company. In connection with a Series S Exchange Notice delivered to the Company, the Series S Exchange Consideration shall, in the sole and absolute discretion of the Company, be paid in the form of (A) cash, or cashier's or certified check, or by wire transfer of immediately available funds to the Series S Exercising Holder's designated account or (B) subject to the applicable Ownership Limit, by the issuance by the Company of a number of shares of its Common Stock equal to the Common Stock Amount with respect to the Series S Offered Units or (C) subject to the applicable Ownership Limit, any combination of cash and Common Stock (valued at the Current Per Share Market Price). In connection with a Series S Exchange Notice delivered to the Operating Partnership, the Series S Exchange Consideration shall be paid by the Operating Partnership by the issuance by the Operating Partnership of a number of Common Units equal to the Common Unit Amount. In addition to the Series S Exchange Consideration, concurrently with any exchange pursuant to this Paragraph 7, the Operating Partnership shall pay the Series S Exercising Holder cash in an amount equal to any distribution shortfall described in Section 6.2(b)(i) of the Partnership Agreement with respect to the Series S Offered Units outstanding on the date of the exchange.

     (c) Notwithstanding anything herein to the contrary, any Series S Exchange Right with respect to the Company may only be exercised to the extent that, upon exercise of the Series S Exchange Right, assuming payment by the Company of the Series S Exchange Consideration in shares of Common Stock, the Series S
Exercising Holder will not, on a cumulative basis, Beneficially Own or Constructively Own shares of Common Stock, including shares of Common Stock to be issued upon exercise of the Series S Exchange Right, in excess of the applicable Ownership Limit. If a Series S Exchange Notice is delivered to the Company but, as a result of the applicable Ownership Limit or as a result of restrictions contained in the certificate of incorporation of the Company, the Series S Exchange Right cannot be exercised in full as aforesaid, the Series S Exchange Notice shall be deemed to be modified to provide that the Series S
Exchange Right shall be exercised only to the extent permitted under the applicable Ownership Limit under the certificate of incorporation of the Company, and the Series S Exchange Notice with respect to the remainder of such Series S Exchange Right shall be deemed to have been withdrawn.

     (d) Series S Exchange Rights may be exercised at any time after the date set forth in Paragraph 7(a) above and from time to time, provided, however, that,

          (i) except with the prior written consent of the General Partner, (x) only one (1) Series S Exchange Notice may be delivered to either the Company or the Operating Partnership by all holders of S-SCUs during any consecutive twelve (12) month period; and (y) no Series S Exchange Notice may be delivered with respect to S-SCUs either (A) having a value of less than $500,000 calculated by multiplying the Common Stock Amount with respect to such S-SCUs by the Current Per Share Market Price or (B) if a holder does not own S-SCUs having a value of $500,000 or more, constituting less than all of the S-SCUs owned by such holder, and

          (ii) Series S Exchange Rights may only be exercised with respect to S-SCUs issued at least one year prior to delivery of the Exchange Notice.

     (e) Within thirty (30) days after receipt by the Company or the Operating Partnership of any Series S Exchange Notice delivered in accordance with the requirements of Paragraph 7(a) hereof, the Company or the Operating Partnership, as applicable, shall deliver to the Series S Exercising Holder a notice (a "Series S Election Notice"), which Series S Election Notice shall set forth the computation of the Series S Exchange Consideration and, in the case of a Series S Election Notice delivered by the Company, shall specify the form of the Series

S Exchange Consideration (which shall be in accordance with Paragraph 7(b) hereof), to be paid by the Company or the Operating Partnership, as applicable to such Series S Exercising Holder and the date, time and location for completion of the purchase and sale of the Series S Offered Units, which date shall, to the extent required, in no event be more than (A) in the case of Series S Offered Units with respect to which (x) the Operating Partnership is required to pay the Series S Exchange Consideration by issuance of Common Units or (y) the Company has elected to pay the Series S Exchange Consideration by issuance of shares of Common Stock, ten (10) days after the delivery by the Company or the Operating Partnership, as applicable, of the Series S Election Notice for the Series S Offered Units or (B) in the case of Series S Offered Units with respect to which the Company has elected to pay the Series S Exchange Consideration in cash, sixty (60) days after the initial date of receipt by the Company of the Series S Exchange Notice for such Series S Offered Units; provided, however, that such sixty (60) day period may be extended for an additional sixty (60) day period to the extent required for the Company to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Series S Offered Units. Notwithstanding the foregoing, each of the Company and the Operating Partnership agrees to use its reasonable efforts to cause the closing of the exchange hereunder to occur as quickly as possible. If the Company or the Operating Partnership, as applicable, has delivered a Series S Election Notice to the Series S Exercising Holder with respect to a Series S Exchange Notice, the Series S Exchange Notice may not be withdrawn or modified by the Series S Exercising Holder (except to the extent of any deemed modification required by Section 7(c) above) without the consent of the General Partner. Similarly, if the Company or the Operating Partnership delivers a Series S Election Notice to a Series S Exercising Holder, the Company or the Operating Partnership, as applicable, may not modify the Series S Election Notice without the consent of the Series S Exercising Holder.

     (f) At the closing of the purchase and sale of Series S Offered Units, payment of the Series S Exchange Consideration shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Series S Exercising Holder with respect to (x) its due authority to sell all of the right, title and interest in and to such Series S Offered Units to the Company or the Operating Partnership, as applicable, (y) the status of the Series S Offered Units being sold, free and clear of all Liens and (z) its intent to acquire the Common Stock or Common Units, as applicable, for investment purposes and not for distribution, and (B) the Company or the Operating Partnership, as applicable, with respect to due authority for the purchase of such Series S Offered Units, and (ii) to the extent that any shares of Common Stock or Common Units are issued in payment of the Series S Exchange Consideration or any portion thereof, (A) an opinion of counsel for the Company or the Operating Partnership, as applicable, reasonably satisfactory to the Series S Exercising, to the effect that (I) such shares of Common Stock or Common Units, as applicable, have been duly authorized, are validly issued, fully-paid and non-assessable and (II) if shares of Common Stock are issued, that the issuance of such shares will not violate the applicable Ownership Limit, and (B) a stock certificate or certificates evidencing the shares of Common Stock to be issued and registered in the name of the Series S Exercising Holder or its designee, with an appropriate legend reflecting that such shares or units are not registered under the Securities Act of 1933, as amended, and may not be offered or sold unless registered pursuant to the provisions of such act or an exemption therefrom is available as confirmed by an opinion of counsel satisfactory to the Company or the Operating Partnership, or an executed amendment to the Partnership Agreement reflecting the Series S

Exercising Holder as a holder of the applicable number of Common Units, as applicable.

     (g) To facilitate the Company's ability to fully perform its obligations hereunder, the Company covenants and agrees, for the benefit of the holders from time to time of S-SCUs, as follows:

          (i) At all times during the pendency of the Series S Exchange Rights, the Company shall reserve for issuance such number of shares of Common Stock as may be necessary to enable the Company to issue such shares in full payment of the Series S Exchange Consideration in regard to all S-SCUs which are from time to time outstanding.

          (ii) As long as the Company shall be obligated to file periodic reports under the Exchange Act, the Company will timely file such reports in such manner as shall enable any recipient of Common Stock issued to holders of S-SCUs hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

          (iii)Each holder of S-SCUs, upon request, shall be entitled to receive from the Operating Partnership in a timely manner all reports filed by the Company with the SEC and all other communications transmitted from time to time by the Company to its shareholders generally.

          (iv) Other than as contemplated under the terms of the Rights Agreement, issuances of stock pursuant to the Company's dividend reinvestment plan (as described in the Company's prospectus dated June 12, 2001) or any customary dividend reinvestment plan adopted by the Company after that date and other than the issuance of deferred stock awards or the grant of stock options to officers, directors and employees of the Company, the Company shall not issue or sell any shares of Common Stock or other equity securities or any instrument convertible into any equity security for a consideration less than the fair value of such Common Stock or other equity security, as determined in each case by the Board of Directors of the Company in its sole discretion, and under no circumstances shall the Company declare any stock dividend, stock split, stock distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, to fully adjust, and to avoid any dilution in, the rights of holders of the S-SCUs under this Exhibit H and the Partnership Agreement (as reasonably determined by the Board of Directors of the Company). The provisions of this clause (iv) of Paragraph 7(g) shall not prohibit the Company from issuing shares of its Common Stock or other equity securities or any instrument convertible into any equity security in lieu of a cash dividend declared by the Company.

     (h) To facilitate the Operating Partnership's ability to fully perform its obligations hereunder, the Operating Partnership covenants and agrees, for the benefit of the holders from time to time of S-SCUs, as follows:

          (i) At all times during the pendency of the Series S Exchange Rights, the Operating Partnership shall reserve for issuance such number of Common Units as may be necessary to enable the Operating Partnership to issue such units in full payment of the Series S Exchange Consideration in regard to all S-SCUs which are from time to time outstanding.

          (ii) Other than partnership interests issuable to the Company which correspond to issuances by the Company pursuant to the Rights Agreement, its current dividend reinvestment plan (as described in the Company's prospectus dated June 12, 2001) or any customary dividend reinvestment plan adopted by the Company after that date, or issuances by the Company of deferred stock awards or the grant of stock options, to officers, directors and employees of the Company, the Operating Partnership shall not issue or sell any Common Units or any instrument convertible into Common Units for a consideration less than the fair value of such Common Units, as determined in each case by the Board of Directors of the Company, in its sole discretion, and under no circumstances shall the Operating Partnership declare any Common Unit dividend, Common Unit split, Common Unit distribution or the like, unless fair and equitable arrangements are provided, to the extent necessary, to fully adjust, and to avoid any dilution in, the rights of holders of the S-SCUs under this Exhibit H and the Partnership Agreement (as reasonably determined by the Board of Directors of the Company). The provisions of this clause (ii) of Paragraph 7(h) shall not prohibit the Operating Partnership from making a Distribution of Common Units in Lieu of Cash.

     (i) All Series S Offered Units tendered to the Company or to the Operating Partnership, as applicable, in accordance with the exercise of Series S Exchange Rights shall be delivered to the Company or to the Operating Partnership, as applicable, free and clear of all Liens and should any Liens exist or arise with respect to such Units, the Company or the Operating Partnership, as applicable, shall be under no obligation to acquire the same unless, in connection with such acquisition, the Company or the Operating Partnership, as applicable, has elected to pay such portion of the Series S Exchange Consideration in the form of cash consideration in circumstances where such consideration will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of such consideration, and the Company or the Operating Partnership, as applicable, is expressly authorized to apply such portion of the Series S Exchange Consideration as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. In the event any state or local property transfer tax is payable as a result of the transfer of Series S Offered Units to the Company, the transferring holder thereof shall assume and pay such transfer tax.

     (j) Subject to the restrictions on transfer set forth in the Partnership Agreement and in Paragraph 8 hereof, the Assignee of any holder of S-SCUs may exercise the rights of such holder of S-SCUs pursuant to this Paragraph 7, and such holder of S-SCUs shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such holder's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such holder, the Series S Exchange Consideration shall be paid by the Company or the Operating Partnership, as applicable, directly to such Assignee and not to such holder.

     (k) In the event that the Company shall be a party to any transaction (including, without limitation, a merger, consolidation or statutory share exchange with respect to the Common Stock), in each case as a result of which shares of Common Stock are converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), the Series S Exchange Consideration payable thereafter by the Company pursuant to clauses (B) and (C) of Paragraph 7(b) in lieu of a share of Common Stock shall be the kind and amount of shares of capital stock and other securities and property (including cash or any combination thereof) that was received upon consummation of such transaction in return for one share of Common Stock, and the Series S Exchange Consideration payable by the Operating Partnership pursuant to the last sentence of Paragraph 7(b) shall be adjusted accordingly.

     (l) As of the date hereof (i) the Conversion Factor is 1.0 and (ii) the Common Unit Conversion Factor is 1.0.

     (m) The provisions of Article XI, Exhibit D and Exhibit F of the Partnership Agreement shall not apply to the S-SCUs or to any Common Units received in exchange for, or upon the conversion of, any S-SCUs in accordance with the terms of this Exhibit H. Exhibit I of the Partnership Agreement sets forth the exchange rights of the Common Units received in exchange for, or upon the conversion of, S-SCUs in accordance with the terms of this Exhibit H.

     8. Restrictions on Transfer.

     (a) In addition to Transfers permitted pursuant to Article IX of the Partnership Agreement, but subject to Section 9.3 of the Partnership Agreement, the General Partner hereby consents to (i) an Approved Transfer of S-SCUs, and
(ii) the admission of any transferee of a S-SCU pursuant to any Approved Transfer as a Substituted Limited Partner (and the conditions set forth in Section 9.2 of the Partnership Agreement for such admission will be deemed satisfied) upon the filing with the Operating Partnership of (A) a duly executed and acknowledged instrument of assignment between the transferor and the transferee specifying the S-SCUs being assigned, setting forth the intention of the transferor that such transferee succeed to the transferor's interest as a Limited Partner with respect to the S-SCUs being assigned and agreement of the transferee assuming all of the obligations of a Limited Partner under the Partnership Agreement with respect to such transferred S-SCUs accruing from and after the date of transfer, (B) a duly executed and acknowledged instrument by which the transferee confirms to the Operating Partnership that it accepts and adopts the provisions of the Partnership Agreement applicable to a Limited Partner and (C) any other instruments reasonably required by the General Partner and payment by the transferor of a transfer fee to the Operating Partnership sufficient to cover the reasonable expenses of the transfer, if any.

     (b) For the purposes of this Paragraph 8, an "Approved Transfer" shall mean

          (i) any pledge by an initial holder of S-SCUs or any permitted transferee thereof to an institutional lender as security for a bona fide obligation of the holder, and any transfer to any such pledgee or any designee thereof or purchaser therefrom following a default in the obligation secured by such pledge; or

          (ii) any transfer by Monroeville Mall Partners, L.P. or its Affiliate to Donald Soffer, Rita Soffer Leeds, Eugene Kessler, Jeffrey Soffer, Jacquelyn Soffer, Jill Soffer, Brooke Soffer Perez or Marsha Soffer, or to any trust for their benefit, provided however, that the aggregate number of holders of record of S-SCUs shall not, as a result of any such transfers, exceed eight (8).

     9. Acquisition and Demand Redemption.

     (a) Holders of outstanding S-SCUs (or OPUs received upon redemption by the Operating Partnership of such S-SCUs) shall have the right, subject to and in accordance with the provisions of this Section, to request, pursuant to an Acquisition Notice, that the Operating Partnership (i) directly, or through an affiliate, accept by assignment an agreement (the "Acquisition Agreement") to acquire a Qualifying Property, and (ii) promptly following the closing of the acquisition of such Qualifying Property pursuant to the Acquisition Agreement, to distribute it (and all associated assets or agreements acquired in conjunction with such Qualifying Property) among such Holders in the manner specified in such Acquisition Notice in redemption of their S-SCUs (or OPUs, as applicable) having an aggregate value equal to the Acquisition Price (the "Redemption S-SCUs").

     (b) An Acquisition Notice shall be in the form set forth in Attachment 2 hereto and may only be given (i) during the period commencing on the second anniversary and terminating on the third anniversary of the Closing under the Contribution Agreement, or (ii) at any time after the seventh anniversary of the Closing under the Contribution Agreement. One or more Acquisition Notices may be given during either of such periods, provided that (1) any Acquisition Notice may only be with respect to a Qualifying Property having an Acquisition Price that does not exceed the value of the S-SCUs (and OPUs, as applicable) that are then held by such Holders free and clear of any lien, encumbrance or rights of third parties and that have not been the subject of a prior Acquisition Notice, unless in conjunction with the their Acquisition Notice, the Holders jointly and severally undertake to contribute such excess amount to the Operating Partnership on account of their Redemption S-SCUs (and not as a loan) concurrently with the closing of the acquisition of the Qualifying Property, (2) no Acquisition Notice may be for an Acquisition Price less than $5 million, (3) Acquisition Notices given under clause (i) of the preceding sentence may only be delivered with respect to one or more Qualifying Properties having in the aggregate an Acquisition Price not to exceed $40 million, and (4) Acquisition Notices given under clause (ii) of the preceding sentence may only be delivered with respect to one or more Qualifying Properties having in the aggregate an Acquisition Price not to exceed $20 million unless the Acquisition Notice is given within one year following receipt of a Protection Period Termination Notice by the Operating Partnership.

     (c) Upon receipt of an Acquisition Notice, the Operating Partnership shall use its best efforts (except that the Operating Partnership shall not be required to incur any liability (contingent or otherwise), expense or loss, including without limitation, any potential liability as an owner of the Qualifying Property under any environmental law or regulation, except to the extent expressly provided herein) to acquire (or cause an affiliate to acquire) the Qualifying Property and distribute it to such Holders in the manner specified in such Acquisition Notice and in accordance with the terms of this Section. An Acquisition Notice once dispatched may not be withdrawn except with the written consent of the Operating Partnership. From and after the redemption of the Redemption S-SCUs, all distributions shall cease to be payable with respect to the Redemption S-SCUs, the Redemption S-SCUs shall no longer be deemed outstanding and all rights of Holders with respect to the Redemption S-SCUs shall terminate.

     (d) A "Qualifying Property" shall be any real estate property the acquisition and ownership of which, in the opinion of counsel to the Operating Partnership and the Company, will not (i) jeopardize the status of the Company as a real estate investment trust under the Code, or (ii) cause the Operating Partnership or any of its affiliates to incur any liability (contingent or otherwise), expense or loss, including without limitation, any potential liability as an owner of the Qualifying Property under any environmental law or regulation, other than (1) a solely monetary liability, expense or loss the full amount of which has been included in the Acquisition Price, or (2) a liability, expense or loss for which the Operating Partnership has been fully indemnified under terms and by an indemnitor reasonably satisfactory to the Operating Partnership. A Qualifying Property must, following its acquisition pursuant to the Acquisition Agreement, be freely transferable (including, without limitation, under the terms of any indebtedness encumbering the Qualifying Property) without liability, expense or loss to the Operating Partnership or its affiliates other than a solely monetary liability, expense or loss the full amount of which has been included in the Acquisition Price. The Holders delivering the Acquisition Notice shall have the right to arrange to finance the purchase of the Qualifying Property with a loan (an "Acquisition Loan"), the terms of which shall be satisfactory to such Holders in the exercise of their sole discretion; provided, however, that in no event shall the Operating Partnership or any of its affiliates be subject to any personal liability under any of the documents or instruments evidencing or securing an Acquisition Loan or as a result of an Acquisition Loan (unless the Operating Partnership shall have been fully indemnified for such liability under terms and by an indemnitor reasonably satisfactory to the Operating Partnership). The Operating Partnership shall cooperate with such Holders to reduce the transfer and recordation taxes and other costs associated with the conveyance of the Qualifying Property to such Holders in exchange for the Redemption S-SCUs, and the parties anticipate that the Operating Partnership may organize a single member limited liability company to acquire the Qualifying Property and then convey the membership interests in such limited liability company to the Holders.

     (e) An Acquisition Agreement shall be an agreement that (i) has been duly executed and is fully binding upon the seller and purchaser, and which purchaser shall include one or more of such Holders or an affiliate thereof, (ii) expressly provides for the due assignment of all of purchaser's rights thereunder to the Operating Partnership or its affiliates, (iii) imposes no restriction or limitation on the ability of the Operating Partnership or its affiliates to transfer the Qualifying Property to the Holders in redemption of their Redemption S-SCUs as contemplated in the Acquisition Notice, and (iv) does not provide for the closing thereunder to occur as of the last day of a calendar month.

     (f) Following delivery of an Acquisition Notice and until redemption by the Operating Partnership of the Redemption S-SCUs, the Holders and their affiliates identified in the Acquisition Notice may not transfer, encumber or grant any third party rights to or in any of their S-SCUs (and OPUs, as applicable). The Operating Partnership shall redeem the Redemption S-SCUs within 15 business days of the closing of the acquisition of the Qualifying Property. The Holders and the Operating Partnership (and their affiliates) will execute such additional documents and agreements reasonably necessary to accomplish the transfer to the Holders of the Qualifying Property and the redemption of the Redemption S-SCUs. At the closing of the redemption of the Redemption S-SCUs, the Operating Partnership shall also pay in cash to the Holders of the Redemption S-SCUs on the date of such closing all distribution shortfalls for prior periods with respect to such Redemption S-SCUs described in Section 6.2(b)(i) of the Partnership Agreement.

     (g) For purposes of this Section, (i) the "Acquisition Price" shall be the purchase price and related transaction costs specified by the Holders in their Acquisition Notice, net of any indebtedness or other liabilities encumbering or otherwise secured by such property, including any Acquisition Loan, (ii) for redemptions under Acquisition Notices delivered pursuant to Section 9(b)(i) above, the value of each Redemption S-SCUs held by the Holders shall be deemed to be $78.10, reduced by the amount of $2.35 per Redemption S-SCU (the "Reduction Amount"), which Reduction Amount shall be reduced by 5% upon each date on which payment of a quarterly distribution is made on account of such Redemption S-SCU following the second anniversary of the Closing under the Contribution Agreement, and (iii) for redemptions under Acquisition Notices delivered pursuant to Section 9(b)(i) above, the value of each Redemption S-SCUs held by the Holders shall be deemed to be the product of the Current Per Share Market Price per share of Common Stock and the Common Stock Amount applicable to such Redemption S-SCU, computed as of the tenth business day prior to the Acquisition Notice.

     (h) For purposes of this Section, a "Protection Period Termination Notice" shall mean any notice contractually required to be delivered by the Operating Partnership to such Holders of the Redemption S-SCUs to the effect that either
(i) a substantial possibility exists that the Operating Partnership will dispose of the property contributed to the Operating Partnership in exchange for such Holders' S-SCUs, or (ii) the Operating Partnership will not offer such Holders "bottom guarantees" after expiration of any applicable tax protection period provided under such contract.

     (i) Solely for purposes of this Section, a Holder of S-SCUs shall mean a Person issued S-SCUs by the Operating Partnership and any permitted transferee thereof (including, without limitation, a Substitute Limited Partner).

     10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     11. Severability of Provisions. If any rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the S-SCUs set forth in the Partnership Agreement and this Exhibit H are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of S-SCUs set forth in the Partnership Agreement which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of


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the S-SCUs herein set forth shall be deemed  dependent upon any other  provision thereof unless so expressed therein.

     12. No Preemptive Rights. No holder of S-SCUs shall be entitled to any preemptive rights to subscribe for or acquire any unissued units of the Operating Partnership (whether now or hereafter authorized) or securities of the Operating Partnership convertible into or carrying a right to subscribe to or acquire units of the Operating Partnership.

                            [Signature on Next Page]



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     IN WITNESS  WHEREOF,  CBL  Holdings I, Inc.,  solely in its capacity as the general partner of the Operating Partnership, has caused this Terms of Series S Special Common Units to be duly executed by its V.C. of the Board and CFO this 28th day of July, 2004.

                                      CBL HOLDINGS I, INC.

                                      By:  /s/John N. Foy
                                           ------------------


                                           Name: JOHN N. FOY
                                           Title:   Vice Chairman of the Board
                                                    and Chief Financial Officer
Acknowledged and Agreed:

CBL & ASSOCIATES PROPERTIES, INC.

By:    /s/John N. Foy


       Name: JOHN N. FOY
       Title: Vice Chairman of the Board
                 and Chief Financial Officer


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